EXHIBIT 8.1

                                   Law Offices
                      ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
                                   12th Floor
                              734 15th Street, N.W.
                             Washington, D.C. 20005
                                      -----

TIMOTHY B. MATZ            Telephone: (202) 347-0300      JEFFREY D. HAAS
STEPHEN M. EGE             Facsimile: (202) 347-2172      KEVIN M. HOULIHAN
RAYMOND A. TIERNAN                                        KENNETH B. TABACH
W. MICHAEL HERRICK                                        PATRICIA J. WOHL
GERARD L. HAWKINS                                         FIORELLO J. VICENCIO*
NORMAN B. ANTIN                                           DAVID TEEPLES
JOHN P. SOUKENIK*                                         ERIC M. MARION*
GERALD F. HEUPEL, JR.                                     DANIEL R. KLEINMAN*
JEFFREY A. KOEPPEL
DANIEL P. WEITZEL
PHILIP ROSS BEVAN
HUGH T. WILKINSON

                                                          ----------------------
                                                          OF COUNSEL

                              October 13, 1999            ALLIN P. BAXTER

                                                          JACK I. ELIAS

*NOT ADMITTED IN D.C.            VIA EDGAR                SHERYL JONES ALU


Board of Directors
Independence Community Bank Corp.
195 Montague Street
Brooklyn, New York 11201

Ladies and Gentlemen:

     This letter is in response to your request for our opinion with respect to the material federal income tax consequences of the proposed merger of Statewide Financial Corp., a New Jersey corporation ("Statewide") with and into Independence Community Bank Corporation, a Delaware corporation ("ICBC") (the "Merger"), pursuant to the Agreement and Plan of Merger dated April 12, 1999 between ICBC and Statewide (the "Agreement"). Unless otherwise specified, the terms used herein are defined in the Registration Statement on Form S-4 (the "Registration Statement") initially filed by ICBC with the Securities and Exchange Commission (the "SEC") on September 1, 1999, as amended or the Agreement. For purposes of the opinions set forth below, we have relied, with the consent of both ICBC and Statewide, upon the accuracy and completeness of the factual statements and representations (which statements and representations we have neither investigated nor verified) contained in the letters, dated as of October 5, 1999 and October 13, 1999, respectively, of ICBC and Statewide, copies of which are attached hereto. Pursuant to Section 8.2(c) of the Agreement, consummation of the Merger is conditioned upon the re-issuance of the opinions stated below as of the Effective Time. The re-issuance of our opinion at such time is contingent upon the receipt of representation letters of ICBC and Statewide as of the Effective Time which are satisfactory to us and substantially identical to the representation letters attached hereto.

     In connection with the proposed Merger, we understand and assume the following:

(a) In accordance with the Delaware General Corporation Law and the New Jersey Business Corporation Act, Statewide will merge with and into ICBC, and ICBC will be the surviving corporation;

(b) Pursuant to the Merger, all of the assets of Statewide will by operation of law be transferred to ICBC and ICBC will assume all of Statewide's liabilities;


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Board of Directors
October 13, 1999

Page 2

(c) At the Effective Time, all shares of Statewide's common stock, no par value per share ("Statewide Common Stock"), owned by Statewide (including treasury shares and unallocated Statewide Common Stock held in the Statewide Recognition Plans) or ICBC, or any of their respective Subsidiaries except for DPC Shares, will be cancelled;

(d) At the Effective Time, each outstanding share of Statewide Common Stock not cancelled pursuant to paragraph (c) above shall cease to be outstanding and shall be converted, at the election of the holder and subject to the provisions of the Agreement, into a right to receive either a number of shares of ICBC common stock, par value $0.01 per share ("ICBC Common Stock"), equal to the Final Exchange Ratio or a cash amount equal to the Per Share Consideration;

(e) At the Effective Time, each holder of Statewide Common Stock who otherwise would have been entitled to a fraction of an ICBC Common Share will receive in lieu thereof a right to receive cash (without interest) equal to such fraction multiplied by the Average Closing Price; and

(f) ICBC will continue to conduct the historic business of Statewide or use a significant portion of Statewide's historic business assets in a business within the meaning of Treasury Regulation Section 1.368-1(d).

(g) The mixture of consideration utilized to complete the Merger will satisfy the "continuity of interest" requirement of U.S. Income Tax Regulations Sections 1.368-1(e) and - 1T(e).

(h) The Merger will be consummated in compliance with the terms of the Agreement.

     In connection herewith, we have examined the Agreement, the Registration Statement (which contains a Prospectus-Proxy Statement) and such other information as we have deemed relevant. As to questions of fact material to the opinions herein, we have relied upon representations of ICBC and Statewide, as set forth in letters certified by their respective officers. On the basis of the foregoing and subject to the assumptions, conditions, qualifications and limitations set forth herein, we are of the opinion as of the date hereof that for federal income tax purposes:

(a) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code 1986, as amended (the "Code");

(b) No gain or loss will be recognized by ICBC or Statewide as a result of the Merger;

(c) No gain or loss will be recognized by the shareholders of Statewide who exchange all of their Statewide Common Stock solely for ICBC Common Stock, except with respect to cash received in lieu of a fractional share interest in ICBC Common Stock;


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Board of Directors
October 13, 1999

Page 3

(d) The aggregate adjusted tax basis of the ICBC Common Stock received by shareholders of Statewide who exchange all of their Statewide Common Stock solely for ICBC Common Stock in the Merger will be the same as the aggregate adjusted tax basis of the Statewide Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and

(e) A shareholder of Statewide who receives cash in lieu of a fractional share of ICBC Common Stock will be treated as if a fractional share of ICBC Common Stock was distributed in exchange of such shareholder's interest in Statewide and immediately redeemed, with the shareholder having received a cash distribution in full payment of the stock thus redeemed as provided in
     Section 302 of the Code.

     This opinion does not relate to or purport to cover any matters other than the ones expressly stated herein. The opinion expressed herein is limited to the material consequences of the Merger under current federal income tax law as of the date of this opinion letter. No opinion is expressed with respect to the federal income tax consequences of the Merger to shareholders subject to special treatment under federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares of Statewide Common Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation and holders who hold Statewide Common Stock as part of a "hedge," "straddle" or "conversion transaction"). In addition, no opinion is expressed with respect to the tax consequences of the Merger under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to the income tax. We assume no obligation to revise or supplement this opinion should the present federal income tax laws be changed by any legislation, judicial decisions, or otherwise.

     We hereby consent to the reference to us under the caption "Legal Matters" in the Prospectus-Proxy Statement forming a part of the Registration Statement and to the filing of a copy of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                         Elias, Matz, Tiernan and Herrick L.L.P





                                        By:  /s/ PHILIP ROSS BEVAN
                                            -----------------------------------
                                                 Philip Ross Bevan, a Partner